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Exhibit 5.1

February 10, 2010

Golden Minerals Company
350 Indiana Street, Suite 800
Golden, Colorado 80401

        RE: Registration Statement on Form S-1 (File No. 333-162486)

Ladies and Gentlemen:

        We have acted as counsel to Golden Minerals Company, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of up to 10,350,000 shares of the Company's common stock, $0.01 par value per share (the "Shares"). The Shares include (i) 8,608,763 shares of common stock to be issued and sold to the underwriters by the Company, plus up to an additional 1,350,000 shares of common stock that may be purchased by the underwriters from the Company in the event the underwriters exercise the over-allotment option granted by the Company to the underwriters (collectively, the "Company Shares"), and (ii) 391,237 shares being offered by a stockholder (the "Selling Stockholder") of the Company (the "Selling Stockholder Shares").

        We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement filed as an exhibit thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus ("Prospectus"), other than as expressly stated herein with respect to the issuance of the Shares. We have examined certain corporate records and proceedings of the Company, including actions taken by the Company's board of directors in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws. The foregoing reference to the Delaware General Corporation Law includes statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

        On the basis of the foregoing, we are of the opinion (1) that the Company Shares, when issued and sold in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable, and (2) that the Selling Stockholder Shares have been validly issued, fully paid and are nonassessable.

        We consent to be named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the sale of the Shares and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,
/s/ DAVIS GRAHAM & STUBBS LLP
DAVIS GRAHAM & STUBBS LLP

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  Exhibit 5.1